Free Writing Prospectus
Filed Pursuant to Rule 433
Dated December 13, 2016
Registration Statement No. 333-213260

# ConnectOne Bancorp, Inc.

NASDAQ: CNOB

Common Equity Offering

December 2016

# Forward Looking Statements

This presentation contains forward-looking information within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "plan," "intend," or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our filings with the SEC, that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. This information is based upon various assumptions that may not prove to be correct.

# Forward Looking Statements

In addition to the risks described under "Risk Factors" in the reports we file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), important factors to consider and evaluate with respect to such forward-looking statements include:

- changes in external competitive market factors that might impact our results of operations;
- changes in laws and regulations, including, without limitation, changes in capital requirements under Basel III;
- changes in our business strategy or an inability to execute our strategy due to the occurrence of unanticipated events;
- our ability to identify potential candidates for, and consummate, acquisition or investment transactions;
- local, regional and national economic conditions and events and the impact they may have on us and our customers;
- costs and effects of regulatory and legal developments, including the results of regulatory examinations and the outcome of regulatory or other governmental inquiries and proceedings, such as fines or restrictions on our business activities;
- our ability to attract deposits and other sources of liquidity;
- changes in the financial performance and/or condition of our borrowers;
- changes in the level of non-performing and classified and criticized assets and charge-offs;
- changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;
- inflation, interest rate, securities market and monetary fluctuations;
- timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;
- changes in consumer spending, borrowing and saving habits;
- technological changes;
- our ability to increase market share and control expenses;
- continued volatility in the credit and equity markets and its effect on the general economy;
- effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;
- our ability to fully remediate certain deficiencies and weaknesses we have identified in our disclosure controls, processes and procedures, as well as our internal control over financial reporting, and to maintain such systems;
- our ability to successfully implement our growth strategy, control expenses and maintain liquidity; and
- ConnectOne Bank's ability to pay dividends to ConnectOne Bancorp.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to release publicly or otherwise provide any revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as may be required under applicable law.

# Offering Summary

| | |
|---|---|
| **Issuer** | ❖ ConnectOne Bancorp, Inc. |
| **Exchange / Listing:** | ❖ NASDAQ: CNOB |
| **Security** | ❖ Common Stock |
| **Base Deal Value** | ❖ $35 million (100% Primary) |
| **Overallotment** | ❖ 15% |
| **Use of Proceeds** | ❖ General corporate purposes, which will include providing working capital to support additional opportunities for organic growth at ConnectOne Bank |
| **Lock-up Agreement** | ❖ 90 days |
| **Joint Book-running Managers** | ❖ Keefe, Bruyette & Woods, *A Stifel Company*<br>❖ Raymond James & Associates, Inc. |

ConnectOne Bancorp

# ConnectOne Bancorp, Inc. Overview (NASDAQ: CNOB)

- Holding company for ConnectOne Bank, headquartered in Englewood Cliffs, NJ
- As of 9/30/2016, approximately $4.3 billion in total assets, $3.5 billion in total loans[(1)] and $3.3 billion in total deposits
- 21 locations across Manhattan, Bergen, Essex, Hudson, Mercer, Monmouth, Morris and Union counties
- One of the largest New Jersey-based banking institutions with increased scale, technology and lending capabilities serving middle market commercial businesses
- Market capitalization: ~$780 million[(2)]
- Current quarterly dividend $0.075 per common share; approximately 1.2% yield[(2)]


New York City

- Strategically placed offices throughout the NJ/NY metro area
- Tactical expansion strategy
- Retail locations serve as "business hubs"

1) Total loans as presented includes loans held-for-sale.
2) As of 12/9/2016.

ConnectOne Bancorp

# Strategy and Vision

**We position ourselves as *"a better place to be"***
**for clients, community, employees and shareholders by:**

- Offering high-quality, personal service which minimizes client turnover
- Capitalizing on banking dislocation in our region
- Maintaining solid asset quality through strong credit culture
- Utilizing our exceptional market area to grow a high-quality, loyal client base
- Operating with a "sense of urgency" culture that differentiates us from our competitors
- Planning and investing in scalable infrastructure for the "future of banking"

# Highly Attractive Operating Area

- Strategically placed offices throughout the NJ/NY metro area
- Densely populated, high-growth markets
- $1.6 trillion of the United States $16 trillion GDP is in our market footprint
- New Jersey ranks 2nd in the nation in median household income, 4th in per capita income, and 2nd in population density – Bergen County ranks among the top in the state in relation to these demographics
- Market is largely dominated by the largest institutions in the country, leaving tremendous opportunity for banks catering to middle market business
- Retail locations serve as "business hubs" supporting clients beyond their geographic footprint because of the technology bank offers

# ConnectOne Milestones



**JANUARY 2005**
Founded as North Jersey Community Bank by Frank Sorrentino III, local businesses and civic leaders



**OCTOBER 2006**
Achieved first profitable month

$500mm

**OCTOBER 2009**
Reached $500 million in assets

**FEBRUARY 2013**
Rebranded to ConnectOne Bank



**FEBRUARY 2013**
Completed successful IPO
- First bank to go public since 2010
- First IPO by NJ based commercial bank in 10 years

$1 Billion

**JUNE 2013**
Reached $1 billion in assets



**MARCH 2014**
Opened Newark branch, the bank's first no-teller branch



**JULY 2014**
Merged with Union Center National Bank; assets $3.1 billion
- Deal closed on July 1st six months after deal announcement



**JUNE 2015**
Opened first New York City location

**JULY 2015**
Launched ConnectOne University, an internal employee development & training program

$4 Billion

**JANUARY 2016**
Reached $4 billion in assets



**JUNE 2016**
Launched New Retail Concept in Union, NJ

# Performance Trends


Earnings Per Share
$0.44
$0.40
$0.36
$0.32
$0.28
$0.24
$0.34
$0.33
$0.35
$0.33
$0.36
$0.35
$0.31
$0.36
$0.34
$0.36
$0.36
$0.38
$0.39
$0.40
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
GAAP Diluted EPS
Core Diluted EPS*

*Excludes non-operating items. See appendix for a reconciliation of GAAP and non-GAAP measures.

ConnectOne Bancorp

# Performance Trends (cont.)

## Tangible Book Value Per Share



Consistently building shareholder value
$12.50
$12.00
$11.50
$11.00
$10.50
$10.00
$9.50
$9.00
$8.50
$8.00
$9.86
$10.02
$10.26
$10.51
$10.78
$11.09
$11.60
3/31/2015
6/30/2015
9/30/2015
12/31/2015
3/31/2016
6/30/2016
9/30/2016

See appendix for a reconciliation of GAAP and non-GAAP measures.

ConnectOne Bancorp

# Performance Trends (cont.)

## Return on Average Tangible Assets


1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
1.21%
1.29%
1.20%
1.26%
1.17%
1.22%
1.16%
1.03%
1.13%
1.09%
1.13%
1.09%
1.14%
1.14%
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Core Return*
"GAAP" Return
Peer Median 1)

*Excludes non-operating items. See appendix for a reconciliation of GAAP and non-GAAP measures.

1) Peer group includes banks and thrifts between $1.0B and $7.5B in assets located in Northeast and Mid-Atlantic regions. Median reflects the most recent 5 quarters of reported results. Data sourced from SNL Financial.

ConnectOne Bancorp

# Performance Trends (cont.)

## Return on Average Tangible Common Equity



16.00%
15.00%
14.00%
13.00%
12.00%
11.00%
10.00%
9.00%
8.00%
14.56%
13.69%
14.11%
13.43%
13.99%
13.47%
12.07%
13.58%
13.03%
13.53%
13.23%
13.77%
13.77%
13.84%
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Core Return*
"GAAP" Return
Peer Median 1)

*Excludes non-operating items. See appendix for a reconciliation of GAAP and non-GAAP measures.

[1] Peer group includes banks and thrifts between $1.0B and $7.5B in assets located in Northeast and Mid-Atlantic regions. Median reflects the most recent 5 quarters of reported results. Data sourced from SNL Financial.

# Performance Trends (cont.)

## Operating Efficiency Ratio*



95.0%
85.0%
75.0%
65.0%
55.0%
45.0%
35.0%
25.0%
CAGR in operating expenses of 13% reflects continued investments in technology and infrastructure to support our growth
41.8%
41.8%
41.5%
41.6%
43.5%
42.2%
41.7%
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Peer Median 1)

*Excludes non-operating items. See appendix for a reconciliation of GAAP and non-GAAP measures.

1) Peer group includes banks and thrifts between $1.0B and $7.5B in assets located in Northeast and Mid-Atlantic regions. Median reflects the most recent 5 quarters of reported results. Data sourced from SNL Financial.

# Capital Strength

## At September 30, 2016


14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
8.39%
9.59%
8.49%
9.57%
9.25%
10.58%
9.38%
10.58%
11.69%
11.57%
TCE Ratio
Leverage Ratio
CET 1 Ratio
Tier 1 Ratio
Risk-based Capital Ratio
Bancorp
Bank
Well Capitalized

ConnectOne Bancorp

# Loan Portfolio Diversification

## As of 9/30/16 - $3.4 Billion[1]



Residential/ Consumer 7%
Other CRE 38%
Business Loans 27%
Multifamily 28%

| Type | Balance | Percentage |
|---|---|---|
| CRE- Retail | $ 324 | 9% |
| CRE – Office | 146 | 4% |
| CRE - Warehouse / Industrial | 113 | 3% |
| CRE - Other / Misc | 95 | 3% |
| CRE - Mixed Use | 86 | 2% |
| CRE - Land Loan for Future Development | 78 | 2% |
| CRE - Land Loan (Land Only - No Construction) | 35 | 1% |
| **Total CRE - Non-Owner Occupied** | **877** | **24%** |
| Construction - 1 to 4 Family (For Sale / Rental) | 150 | 4% |
| Construction - 64 to 99 Units | 94 | 3% |
| Construction - 10 to 24 Units | 54 | 2% |
| Construction - 25 to 64 Units | 50 | 1% |
| Construction – Retail | 44 | 1% |
| Construction - 100 or More Units | 38 | 1% |
| Construction - 5 to 9 Units | 24 | 1% |
| Construction - 1 to 4 Family (Personal Use) | 10 | <1% |
| Construction - Office | 5 | <1% |
| Construction - Mixed Use | 2 | <1% |
| **Total Construction** | **471** | **13%** |
| **Total CRE - Other** | **$ 1,348** | **37%** |

| Type | Balance | Percentage |
|---|---|---|
| OOC – Retail | $ 77 | 2% |
| OOC - Warehouse / Industrial | 63 | 2% |
| OOC – Office | 57 | 2% |
| OOC - Office / Warehouse or Mixed Use | 44 | 1% |
| OOC - Other | 22 | 1% |
| **Total CRE- Owner Occupied** | **263** | **8%** |
| C&I – Service | 201 | 6% |
| C&I – Transportation | 119 | 3% |
| Commercial – Schools | 111 | 3% |
| C&I - Residential 1 to 4 Family | 73 | 2% |
| C&I – Others | 67 | 2% |
| C&I - Contractors | 62 | 2% |
| C&I - Distribution | 7 | <1% |
| C&I - Manufacturing | 4 | <1% |
| **Total C&I** | **644** | **18%** |
| **Total Business Loans** | **$ 907** | **26%** |

| | | |
|---|---|---|
| Multifamily - 25 to 64 units | $ 315 | 9% |
| Multifamily - 10 to 24 unit | 297 | 9% |
| Multifamily - 100 units or more | 149 | 4% |
| Multifamily - 64 units to 99 units | 114 | 3% |
| Multifamily - 5 units to 9 units | 86 | 2% |
| **Total Multifamily** | **$ 961** | **27%** |

| | | |
|---|---|---|
| Residential - 1st Lien | $ 177 | 5% |
| Home Equity - 2nd Lien (LOC) | 49 | 2% |
| Home Equity - 1st Lien (Fixed) | 3 | <1% |
| Home Equity - 2nd Lien (Fixed) | 3 | <1% |
| Consumer - Personal (Unsecured) | 1 | <1% |
| **Total Residential & Consumer** | **$ 233** | **7%** |

1) Reflects gross loans receivable prior to adjusting for unearned net origination fees and excluding loans held-for-sale.

# Loan Portfolio and Loan-to-Deposit Ratio - Trends



CAGR 20%
$4,200
$3,600
$3,000
$2,400
$1,800
$1,200
$600
$0
$ MM
135.0%
125.0%
115.0%
105.0%
95.0%
85.0%
$2,642
$2,765
$2,954
$3,099
$3,264
$3,376
$3,461
105.8%
107.6%
110.8%
111.0%
112.8%
105.3%
105.8%
3/31/2015
6/30/2015
9/30/2015
12/31/2015
3/31/2016
6/30/2016
9/30/2016
Total Loans
Loan-to-Deposit Ratio

Note: Total loans as presented includes loans held-for-sale.

# Loan Funding Metrics



$450
$400
$350
$300
$250
$200
$150
$100
$50
$-
$ MM
4.50%
4.25%
4.00%
3.75%
3.50%
3.25%
3.00%
2.75%
2.50%
4.02%
4.00%
4.17%
4.28%
$237
$91
$146
$279
$114
$165
$238
$126
$112
$229
$141
$88
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Gross Loan Fundings
Loans Paid-off
Net Growth
Average Funding Rate

ConnectOne Bancorp

# Commitment to Solid Credit Quality

- **Comprehensive underwriting standards and processes**
  - Disciplined LTV and DSC standards
  - Loan origination process supported by specialized teams of credit analysts
- **We stick to what we do best**
  - High quality direct commercial lending
  - No reliance on participations or wholesale loan purchases
  - Stay away from riskier lending, e.g., indirect auto, 2nd lien positions, leasing, SBA lending or anything “sub-prime”
- **Lending within geographic footprint**
  - NYC Metro region economically strong and diverse
- **Multi-faceted stress testing**
  - Every loan tested during underwriting process
  - Quarterly modeling performed in conjunction with ALCO and ERM processes
  - Annual third-party testing conducted on more than 2/3rd's of the portfolio
- **Continued focus on loan monitoring and collection by a team of portfolio managers and loan workout specialists**

# Commitment to Solid Credit Quality (cont.)

## Non-Performing Assets & Charge-Offs



1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.44%
0.01%
0.37%
- %
0.42%
0.02%
0.58%
- %
0.57%
0.06%
0.56%
0.01%
0.28%
0.22%
3/31/2015
6/30/2015
9/30/2015
12/31/2015
3/31/2016
6/30/2016
9/30/2016
NPA Ratio
Net C/O Ratio
Peer Median 1)

1) Peer group includes banks and thrifts between $1.0B and $7.5B in assets located in Northeast and Mid-Atlantic regions. Median reflects the most recent 5 quarters of reported results. Data sourced from SNL Financial.

ConnectOne Bancorp

# CRE Concentrations- Positive Trends



CRE as a Percentage of Total Risk Based Capital
700%
600%
500%
400%
300%
200%
100%
0%
68%
86%
75%
81%
110%
133%
473%
533%
423%
436%
405%
400%
2011
2012
2013
2014
2015
Q3 2016
CRE
Construction
Loans By Call Code; ratios prior to 2014 represent Legacy ConnectOne Bank



Trailing 36 Month Growth Rate
400%
300%
200%
100%
0%
(includes merger)
290%
(excludes merger)
101%
74%
9/30/2016
Projected 2) 9/30/17
Actual
Proforma 1)

- ConnectOne has maintained high levels of CRE concentration for an extended period of time
- Our combination of strong organic growth and sound asset quality is our hallmark
- We continue to focus on loan diversification
- Our policies and procedures have stood up to regulatory scrutiny
- ConnectOne and Legacy ConnectOne regulated by the FDIC and NJ DOBI over the last 11+ years

(1) Proforma reflects merger of ConnectOne and Union Center, which was consummated on 7/1/14
(2) Reflects 15% annualized growth rate from 9/30/2016.

# CRE Portfolio as of 9/30/2016

- Approximately 70% located in New Jersey and 24% is located in New York
- Relationship based lending to seasoned sponsors with strong track records
- Underwriting standards require a minimum LTV of 75% and debt service coverage ratio of 1.25x on all CRE loans
- Average LTV on CRE portfolio is less than 60%
- Limited cash out permitted on CRE Loans
- Construction loans are limited to 50% on land cost and 75% on total costs; HVCRE loans represent a very small percentage of the construction portfolio
- Dedicated staff of construction lenders and portfolio managers monitoring the portfolio

# Multifamily Portfolio as of 9/30/2016

- Total portfolio $961 million; approximately 90% located in Northern New Jersey
- Portfolio average loan size $1.9mm; approximate duration 3 years; yield ~3.70%
- Targeted concentration: 25% to 35% of the total loan portfolio
- We have been originating multifamily loans since the inception of the bank
- We focus on relationship lending to seasoned operators with strong track records and on properties located in rent-controlled districts. Shy away from “one-off” transactions
- Underwriting criteria includes maximum 75% LTV and a 1.25x DSCR based on our estimates of operating performance
- Our team originates loans directly. We meet the borrowers, visit our properties and loans are subject to our strict underwriting criteria
- Our portfolio does not contain any loans purchased in the open market

# C&I Lending

- Objective is to increase non-CRE lending and increase relationship deposits
- C&I teams are targeting both small and middle-market businesses, including manufacturing, service-related and distributors
- Business sizes range from $2 million to $100 million in average annual revenues. Credit extended approximately ranges from $1 million to $20 million
- Provide various solutions including, but not limited to, working capital, equipment finance, and asset-based lending
- A leading provider of banking services to Independent Schools in New Jersey
- Focused effort on growing NYC market share which is now supported by our NYC office located in Midtown Manhattan

# Taxi Medallion Portfolio as of 9/30/2016

- Exposure, net of reserves, totaled $90.2 million at September 30, 2016; 2.61% of total loans and 22.4% of Bank's Tier 1 capital
- Only NYC-Manhattan medallions; no exposure to non-NYC medallions
- Exclusively first lien direct obligations of medallion owners
- Low level of delinquencies reflecting 95% of portfolio in corporate medallions
- No additional lending in this sector dating back to 2014
- $95.2 million of performing TDR's
- $3.7 million on nonaccrual
- $12.5 million specific reserve is reflective of an estimated valuation of $700k per corporate medallion based on a weighted combination from a cashflow model and recent market transfer values as reflected by the New York City Taxi and Limousine Commission

# Capital and Credit Initiatives

- Based upon continued weakness in the New York City taxi medallion market, we believe that the valuation of impaired loans secured by New York City corporate medallions will likely substantially decline at December 31, 2016 from the September 30, 2016 valuation
- Estimated additional provision for loan losses in the fourth quarter of 2016 related to this portfolio of $18 million to $24 million on a pre-tax basis, which could result in a loss for the fourth quarter of 2016
- Additional reserves imply a value range of approximately $500,000 to $550,000 per corporate medallion
- Anticipated total provisioning related to the taxi medallion portfolio of $31 million to $37 million, or approximately 30% to 36% of the portfolio
- Management is currently considering several actions with regard to ConnectOne's taxi medallion portfolio, including a sale of all or part of the portfolio, restructuring of individual loans, charge-offs, placing loans on non-accrual and other steps
- A portion of the capital raised in the offering may be used to support any actions management may take with regard to the taxi medallion portfolio
- No assurance can be provided that the actual amount of the additional provision taken with regard to the medallion portfolio for the fourth quarter of 2016 will not be higher or lower than as reflected herein and thus the loss that could be incurred by us for the fourth quarter may be greater or less than predicted

# Total Deposit Composition

## As of 09/30/16 - $3.3 Billion



Wholesale
18%
Franchise Deposits,
82%
Interest Transaction
60%
CDs 15%
Noninterest
Demand 25%

Note: Wholesale deposits include brokered deposits, excluding reciprocal, and listing services.

# Noninterest-bearing Deposit Trends



$750
$650
$550
$450
$350
$250
CAGR 20+%
$482
$480
$510
$558
$560
$587
$608
$651
$609
$615
$582
$649
$640
$656
3/31/2015
6/30/2015
9/30/2015
12/31/2015
3/31/2016
6/30/2016
9/30/2016
Average Quarterly Balance
As of Balance

ConnectOne Bancorp

# Stock Price Performance

Price Performance as of December 9, 2016

| | CNOB | KBW Bank Index |
|---|---|---|
| Since IPO* | 138.6% | 66.9% |
| Since September 1, 2015 | 37.4% | 33.9% |

## Recent Headwinds

- CRE Concentrations
  - Proven track records as a longstanding strong CRE focused bank
- Taxi Medallions
  - Reserves building, industry stabilizing, proactive internal approach
- Deposit Growth and Loan-to-Deposit ratio
  - Strong 3Q 2016 deposit growth, LTD ratio stable
- Liquidity
  - Strong breadth and depth of on/off balance sheet liquidity - Over $1 billion in total available

*CNOB price of $28 at IPO adjusted to $10.77; represents 2.6x shares exchange in the Union Center Merger

# Liquidity Management

- We focus on core deposit growth, particularly noninterest-bearing demand
  - Recent strategic initiatives have proven successful towards both growing upon existing relationships and attracting new clients
- ConnectOne has historically managed a loan-to-deposit ratio over 100%. Our loan to deposit ratio was ~105% at 9/30/2016
- We utilize attractively priced wholesale funding along the curve to manage interest rate risk
- We are continuously aiming to build on the breadth and depth of our sources of funds including commercial customers, our retail branch network, public funds, the FHLB, brokered and listing services
- Our philosophy balances liquidity, interest rate risk and core deposits to support growth, enhance returns and maximize franchise value

# Three Ways To Win

1. **Organic Growth**
   - Loan growth rates well in excess of market averages
   - Increasing percentage of DDA to total deposits
   - Efficient operating structure, with potential to further leverage
   - Untapped sources of revenue

2. **Expansion through Opportunistic Acquisition**
   - Skilled acquiror
   - Attractive currency relative to smaller in-market participants

3. **Franchise Value**
   - Valuable geographic footprint
   - Loyal and profitable client base
   - Potentially attractive to both in-market and out-of-market institutions
   - Management team and board committed to shareholder value

# A Compelling Investment Opportunity

- ✓ Proven growth-oriented investment
- ✓ Highly attractive franchise with enhanced size, scale and geographic footprint in key NJ/NY metro market
- ✓ Robust organic loan generator with history of strong credit quality
- ✓ Skilled acquiror - Poised to benefit from opportunistic transactions
- ✓ Engaged and experienced management team and board
- ✓ Peer leading profitability

ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc.

# APPENDIX

# Appendix

## Reconciliation of GAAP and non-GAAP measures

| | Three Months Ended | | | | |
|---|---|---|---|---|---|
| (dollars in thousands, except share data) | Sept. 30, 2016 | June 30, 2016 | Mar. 31, 2016 | Dec. 31, 2015 | Sept. 30, 2015 |
| Net income (GAAP) | 11,856 | 10,859 | 10,391 | 9,568 | 10,842 |
| Less: preferred dividends | - | - | 22 | 28 | 28 |
| Net income available to common stockholders (GAAP) | 11,856 | 10,859 | 10,369 | 9,540 | 10,814 |
| **Reconciliation of GAAP Earnings to Operating Earnings** | | | | | |
| Net gains on sales of securities | $ (4,131) | $ (103) | $ - | $ (1,138) | $ (2,067) |
| Partial settlements of pension obligation | 69 | 87 | 103 | 106 | 168 |
| Amortization of intangible assets | 193 | 217 | 217 | 217 | 217 |
| Provision related to maturity and extension of acquired portfolio loans | 220 | 229 | 397 | 512 | 590 |
| Provision related to taxi cab medallion loans | 5,000 | 1,750 | 1,487 | 2,500 | 2,000 |
| Provision for pending disposition of Union Center operations bldg. | - | - | - | 1,304 | - |
| Accretion of purchase accounting fair value marks | (1,077) | (1,277) | (1,367) | (1,416) | (1,340) |
| Non-core items | 274 | 903 | 837 | 2,085 | (432) |
| Income tax (expense) benefit | 99 | 326 | 301 | 751 | (156) |
| Non-core items, after taxes (36%) | 175 | 577 | 536 | 1,334 | (276) |
| Core earnings available to common stockholders (non-GAAP) | $ 12,031 | $ 11,436 | $ 10,905 | $ 10,874 | $ 10,538 |
| Weighted average diluted shares outstanding | 30,401,684 | 30,340,376 | 30,257,676 | 30,310,905 | 30,335,571 |
| Diluted EPS (GAAP) | $ 0.39 | $ 0.36 | $ 0.34 | $ 0.31 | $ 0.36 |
| Core Diluted EPS (Non-GAAP) (1) | 0.40 | 0.38 | 0.36 | 0.36 | 0.35 |

# Appendix

## Reconciliation of GAAP and non-GAAP measures (cont.)

| | Three Months Ended | | | | |
|---|---|---|---|---|---|
| (dollars in thousands, except share data) | Sept. 30, 2016 | June 30, 2016 | Mar. 31, 2016 | Dec. 31, 2015 | Sept. 30, 2015 |
| **Return on Assets Measures** | | | | | |
| Core earnings available to common stockholders (non-GAAP) | $ 12,031 | $ 11,436 | $ 10,905 | $ 10,874 | $ 10,538 |
| Add: preferred dividends | - | - | 22 | 28 | 28 |
| Core net income (non-GAAP) | $ 12,031 | $ 11,436 | $ 10,927 | $ 10,902 | $ 10,566 |
| Average assets | $ 4,344,796 | $ 4,212,307 | $ 4,034,375 | $ 3,891,885 | $ 3,729,503 |
| Less: average intangible assets | (149,317) | (149,525) | (149,741) | (149,959) | (150,178) |
| Average tangible assets | $ 4,195,479 | $ 4,062,782 | $ 3,884,634 | $ 3,741,926 | $ 3,579,325 |
| Return on avg. assets (GAAP) | 1.09% | 1.04% | 1.04% | 0.98% | 1.15% |
| Core return on avg. assets (Non-GAAP) (2) | 1.10% | 1.09% | 1.09% | 1.11% | 1.12% |
| Return on avg. tangible assets (Non-GAAP) (3) | 1.14% | 1.09% | 1.09% | 1.03% | 1.22% |
| Core return on avg. tangible assets (Non-GAAP) (4) | 1.14% | 1.13% | 1.13% | 1.16% | 1.17% |
| **Return on Equity Measures** | | | | | |
| Core earnings available to common stockholders | $ 12,031 | $ 11,436 | $ 10,905 | $ 10,874 | $ 10,538 |
| Average common equity | $ 495,141 | $ 483,519 | $ 473,849 | $ 467,669 | $ 460,432 |
| Less: average intangible assets | (149,317) | (149,525) | (149,741) | (149,959) | (150,178) |
| Average tangible common equity | $ 345,824 | $ 333,994 | $ 324,108 | $ 317,710 | $ 310,254 |
| Return on avg. common equity (GAAP) | 9.53% | 9.03% | 8.80% | 8.09% | 9.32% |
| Core return on avg. common equity (non-GAAP) (5) | 9.67% | 9.51% | 9.26% | 9.23% | 9.08% |
| Return on avg. tangible common equity (non-GAAP) (6) | 13.77% | 13.23% | 13.03% | 12.07% | 13.99% |
| Core return on avg. tangible common equity (non-GAAP) (7) | 13.84% | 13.77% | 13.53% | 13.58% | 13.47% |

# Appendix

## Reconciliation of GAAP and non-GAAP measures (cont.)

| (dollars in thousands, except share data) | Three Months Ended Sept. 30, 2016 | June 30, 2016 | Mar. 31, 2016 | Dec. 31, 2015 | Sept. 30, 2015 |
|---|---|---|---|---|---|
| **Efficiency Measures** | | | | | |
| Total noninterest expenses | $ 14,551 | $ 14,352 | $ 14,353 | $ 13,579 | $ 13,301 |
| Partial settlements of pension obligation | (69) | (87) | (103) | (106) | (168) |
| Foreclosed property expense | (37) | 10 | (167) | (387) | (121) |
| Amortization of intangible assets and fair value marks | (193) | (217) | (217) | (217) | (217) |
| Operating noninterest expense | $ 14,252 | $ 14,058 | $ 13,866 | $ 12,869 | $ 12,795 |
| Net interest income (FTE) | $ 33,762 | $ 33,112 | $ 31,985 | $ 31,102 | $ 30,382 |
| Impact of purchase accounting fair value marks | (1,045) | (1,245) | (1,335) | (1,384) | (1,314) |
| Noninterest income | 5,576 | 1,570 | 1,202 | 2,363 | 3,819 |
| Net gains on sales of securities | (4,131) | (103) | - | (1,138) | (2,067) |
| Operating revenue | $ 34,162 | $ 33,334 | $ 31,852 | $ 30,943 | $ 30,820 |
| Operating efficiency ratio (non-GAAP) (8) | 41.7% | 42.2% | 43.5% | 41.6% | 41.5% |
| **Net Interest Margin** | | | | | |
| Average interest-earning assets | $ 4,041,020 | $ 3,912,802 | $ 3,728,958 | $ 3,582,408 | $ 3,441,151 |
| Net interest income (FTE) | $ 33,762 | $ 33,112 | $ 31,985 | $ 31,102 | $ 30,382 |
| Impact of purchase accounting fair value marks | (1,045) | (1,245) | (1,335) | (1,384) | (1,314) |
| Adjusted net interest income | $ 32,717 | $ 31,867 | $ 30,650 | $ 29,718 | $ 29,068 |
| Net interest margin (GAAP) | 3.32% | 3.40% | 3.45% | 3.44% | 3.50% |
| Adjusted net interest margin (non-GAAP) (9) | 3.22% | 3.28% | 3.31% | 3.29% | 3.35% |

# Appendix

## Reconciliation of GAAP and non-GAAP measures (cont.)

| (dollars in thousands, except share data) | Sept. 30, 2016 | June 30, 2016 | Mar. 31, 2016 | Dec. 31, 2015 | Sept. 30, 2015 |
|---|---|---|---|---|---|
| | As of | | | | |
| **Capital Ratios and Book Value per Share** | | | | | |
| Common equity | $ 499,588 | $ 484,414 | $ 474,727 | $ 466,094 | $ 459,896 |
| Less: intangible assets | (149,190) | (149,383) | (149,600) | (149,817) | (150,034) |
| Tangible common equity | $ 374,398 | $ 335,031 | $ 325,127 | $ 316,277 | $ 309,862 |
| Total assets | $ 4,327,804 | $ 4,262,914 | $ 4,091,000 | $ 4,015,909 | $ 3,837,426 |
| Less: intangible assets | (149,190) | (149,383) | (149,600) | (149,817) | (150,034) |
| Tangible assets | $ 4,178,614 | $ 4,113,531 | $ 3,941,400 | $ 3,866,092 | $ 3,687,392 |
| Common shares outstanding | 30,197,318 | 30,197,318 | 30,163,078 | 30,085,663 | 30,197,789 |
| Common equity ratio (GAAP) | 11.54% | 11.36% | 11.60% | 11.61% | 11.98% |
| Tangible common equity ratio (non-GAAP) (10) | 8.96% | 8.14% | 8.25% | 8.18% | 8.40% |
| Regulatory capital ratios (Bancorp): | | | | | |
| Leverage ratio | 8.49% | 8.52% | 8.66% | 9.07% | 9.26% |
| Common equity Tier 1 risk-based ratio | 9.25% | 9.10% | 9.06% | 9.14% | 9.33% |
| Risk-based Tier 1 capital ratio | 9.38% | 9.23% | 9.20% | 9.61% | 9.82% |
| Risk-based total capital ratio | 11.69% | 11.44% | 11.36% | 11.77% | 11.94% |
| Regulatory capital ratios (Bank): | | | | | |
| Leverage ratio | 9.57% | 9.62% | 9.83% | 9.96% | 10.22% |
| Common equity Tier 1 risk-based ratio | 10.58% | 10.43% | 10.44% | 10.55% | 10.83% |
| Risk-based Tier 1 capital ratio | 10.58% | 10.43% | 10.44% | 10.55% | 10.83% |
| Risk-based total capital ratio | 11.57% | 11.30% | 11.23% | 11.31% | 11.47% |
| Book value per share (GAAP) | $ 16.54 | $ 16.04 | $ 15.74 | $ 15.49 | $ 15.23 |
| Tangible book value per share (non-GAAP) (11) | 12.40 | 11.09 | 10.78 | 10.51 | 10.26 |

# Appendix

## Reconciliation of GAAP and non-GAAP measures (cont.)

| (dollars in thousands, except share data) | Three Months Ended Sept. 30, 2016 | June 30, 2016 | Mar. 31, 2016 | Dec. 31, 2015 | Sept. 30, 2015 |
|---|---|---|---|---|---|
| **NCO Detail** | | | | | |
| Net loan charge-offs: | | | | | |
| Charge-offs | $ 1,910 | $ 77 | $ 512 | $ 18 | $ 124 |
| Recoveries | (12) | (16) | (14) | (2) | (2) |
| Net loan charge-offs | $ 1,898 | $ 61 | $ 498 | $ 16 | $ 122 |
| as a % of average total loans (annualized) | 0.22% | 0.01% | 0.06% | 0.00% | 0.02% |
| **Asset Quality** | | | | | |
| Nonaccrual loans | $ 11,493 | $ 21,911 | $ 21,450 | $ 20,737 | $ 12,888 |
| Other real estate owned | 626 | 2,029 | 1,696 | 2,549 | 3,244 |
| Total nonperforming assets | $ 12,119 | $ 23,940 | $ 23,146 | $ 23,286 | $ 16,132 |
| Performing troubled debt restructurings | $ 105,338 | $ 97,831 | $ 95,122 | $ 85,925 | $ 77,882 |
| Loans past due 90 days and still accruing (non-PCI) | $ - | $ - | $ - | $ - | $ 268 |
| Nonaccrual loans as a % of loans receivable | 0.33% | 0.65% | 0.66% | 0.67% | 0.44% |
| Nonperforming assets as a % of total assets | 0.28% | 0.56% | 0.57% | 0.58% | 0.42% |
| Allowance for loan losses as a % of nonaccrual loans | 327.3% | 149.5% | 135.5% | 128.1% | 167.1% |
| Loans receivable | $ 3,445,476 | $ 3,375,620 | $ 3,263,813 | $ 3,099,007 | $ 2,953,381 |
| Acquired loans | (736,894) | (799,851) | (825,047) | (866,878) | (923,210) |
| Loans receivable, excluding acquired loans | $ 2,708,582 | $ 2,575,769 | $ 2,438,766 | $ 2,232,129 | $ 2,030,171 |
| Allowance for loan losses | $ 37,615 | $ 32,763 | $ 29,074 | $ 26,572 | $ 21,533 |
| Accretable credit risk discount on acquired loans | 10,408 | 11,198 | 12,101 | 12,955 | 13,893 |
| Total allowance for loan losses and accretable credit risk discount on acquired loans | $ 48,023 | $ 43,961 | $ 41,175 | $ 39,527 | $ 35,426 |
| Allowance for loan losses as a % of loans receivable | 1.09% | 0.97% | 0.89% | 0.86% | 0.73% |
| Allowance for loan losses as a % of loans receivable, excluding acquired loans | 1.39% | 1.27% | 1.19% | 1.19% | 1.06% |
| Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable | 1.39% | 1.30% | 1.26% | 1.28% | 1.20% |

# Appendix

Reconciliation of GAAP and non-GAAP measures (cont.)

(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.

(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest-earning assets.

(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.